EXHIBIT 21


                           Subsidiaries of Registrant

Giant Motorsports, Inc. has the following subsidiaries:


W.W. Cycles, Inc. - Ohio

Chicago Cycle, Inc. - Nevada

Giant Motorsports Acceptance Group, Inc. - Delaware